Exhibit 99

TI reports 2Q13 financial results and shareholder returns

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (July 22, 2013) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today reported second-quarter revenue of $3.05 billion, net income of $660 million and earnings per share of 58 cents.  Results include a gain associated with the transfer of wireless connectivity technology to a customer and higher-than-expected charges associated with previously announced restructuring.  The net impact of these items was a benefit of 16 cents to EPS.

Regarding the company’s performance and returns to shareholders, Rich Templeton, TI’s chairman, president and CEO, made the following comments:

•
“Our revenue ended the quarter as expected, up 6 percent sequentially.  Excluding legacy wireless, revenue grew 8 percent; our positions in industrial and automotive markets were important contributors to the sequential growth in revenue.  Additionally, backlog increased, and with it, visibility into the second half improved.

•
“Analog and Embedded Processing are now 78 percent of revenue, 6 points higher than a year ago.  Our legacy wireless products declined to less than 5 percent of revenue and should be below 2 percent in the third quarter.  Silicon Valley Analog (formerly National Semiconductor) led our Analog growth and is gaining share, one year ahead of plan.

•
“Our business model continues to generate strong cash flow from operations.  Free cash flow for the trailing 12 months was almost $3 billion, up 10 percent compared with a year ago.  Free cash flow comprised 24 percent of revenue, which is consistent with our target of 20-25 percent.

•
“We returned $1.0 billion to shareholders through dividends and stock repurchases in the second quarter.  For the trailing 12 months, the return to shareholders totaled $3.6 billion, or 123 percent of free cash flow.  Our strategy to return to shareholders all of our free cash flow not needed for debt repayment reflects our confidence in the long-term sustainability of our Analog and Embedded Processing business model.

•
“Our balance sheet remains strong, with $3.2 billion of cash and short-term investments at the end of the quarter, 82 percent of which is owned by the company’s U.S. entities, even after reducing debt by $500 million.  Inventory days were 105, up from 101 a year ago, and consistent with our model of 105-115.”

Free cash flow and revenue excluding legacy wireless are non-GAAP financial measures.  Free cash flow is Cash flow from operations less Capital expenditures.

Earnings summary

Amounts are in millions of dollars, except per-share amounts.

	2Q13	2Q12	Change
Revenue	$3,047	$3,335	-9%
Operating profit	$906	$598	52%
Net income	$660	$446	48%
Earnings per share	$.58	$.38	53%

Cash generation

Amounts are in millions of dollars.

		Trailing 12 months
	2Q13	2Q13	2Q12	Change
Cash flow from operations	$674	$3,323	$3,234	3%
Capital expenditures	$97	$427	$595	-28%
Free cash flow	$577	$2,896	$2,639	10%
Free cash flow % of revenue	19%	24%	20%

Capital expenditures for the trailing 12 months were 3 percent of revenue.

Cash return

Amounts are in millions of dollars.

		Trailing 12 months
	2Q13	2Q13	Percentage of Free Cash Flow
Dividends paid	$309	$971	34%
Stock repurchases	$721	$2,600	90%
Total cash returned	$1,030	$3,571	123%

Outlook

For the third quarter of 2013, TI expects:

•	Revenue: $3.09 – 3.35 billion
•	Earnings per share: $0.49 – 0.57

Revenue from legacy wireless products is expected to decline about $90 million sequentially at the middle of this range as the company winds down these product lines.

TI will update its third-quarter outlook on September 10, 2013.

For the full year of 2013, TI expects approximately the following:

•	R&D expense: $1.5 billion, unchanged
•	Capital expenditures: $0.5 billion, unchanged
•	Depreciation: $0.9 billion, unchanged
•	Annual effective tax rate: 24 percent, up from the prior estimate of 22 percent

Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	Jun. 30, 2013	Jun. 30, 2012	Mar. 31, 2013

Revenue	$3,047	$3,335	$2,885
Cost of revenue	1,477	1,684	1,511
Gross profit	1,570	1,651	1,374
Research and development (R&D)	389	480	419
Selling, general and administrative (SG&A)	471	456	459
Acquisition charges	86	104	86
Restructuring charges/other	(282)	13	15
Operating profit	906	598	395
Other income (expense), net	--	(2)	2
Interest and debt expense	24	20	23
Income before income taxes	882	576	374
Provision for income taxes	222	130	12
Net income	$660	$446	$362

Earnings per common share:
Basic	$.59	$.38	$.32
Diluted	$.58	$.38	$.32

Average shares outstanding (millions):
Basic	1,103	1,140	1,107
Diluted	1,117	1,154	1,123

Cash dividends declared per share of common stock	$.28	$.17	$.21

Percentage of revenue:
Gross profit	51.5%	49.5%	47.6%
R&D	12.8%	14.4%	14.5%
SG&A	15.5%	13.7%	15.9%
Operating profit	29.7%	17.9%	13.7%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs), on which we pay dividend equivalents, is excluded from the calculation of EPS.  The amount excluded is $11 million, $8 million and $7 million for the quarters ending June 30, 2013, June 30, 2012, and March 31, 2013, respectively.

Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Jun. 30, 2013	Jun. 30, 2012	Mar. 31, 2013
Assets
Current assets:
Cash and cash equivalents	$1,180	$1,192	$1,393
Short-term investments	2,064	1,141	2,469
Accounts receivable, net of allowances of ($31), ($22) and ($26)	1,491	1,629	1,333
Raw materials	101	123	99
Work in process	926	1,040	930
Finished goods	693	722	671
Inventories	1,720	1,885	1,700
Deferred income taxes	1,070	1,155	1,051
Prepaid expenses and other current assets	513	351	259
Total current assets	8,038	7,353	8,205
Property, plant and equipment at cost	6,679	6,840	6,773
Less accumulated depreciation	(3,068)	(2,666)	(3,034)
Property, plant and equipment, net	3,611	4,174	3,739
Long-term investments	203	218	204
Goodwill, net	4,362	4,452	4,362
Acquisition-related intangibles, net	2,388	2,729	2,473
Deferred income taxes	253	288	264
Capitalized software licenses, net	159	182	169
Overfunded retirement plans	106	32	62
Other assets	278	93	223
Total assets	$19,398	$19,521	$19,701

Liabilities and Stockholders’ Equity
Current liabilities:
Commercial paper borrowings	$--	$500	$--
Current portion of long-term debt	1,000	1,500	1,500
Accounts payable	437	555	440
Accrued compensation	463	454	365
Income taxes payable	218	101	109
Deferred income taxes	2	3	2
Accrued expenses and other liabilities	682	711	694
Total current liabilities	2,802	3,824	3,110
Long-term debt	4,165	2,703	4,183
Underfunded retirement plans	240	700	258
Deferred income taxes	584	593	598
Deferred credits and other liabilities	539	543	600
Total liabilities	8,330	8,363	8,749
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized – 2,400,000,000 shares. Shares issued – 1,740,815,939	1,741	1,741	1,741
Paid-in capital	1,117	1,164	1,049
Retained earnings	27,677	26,592	27,330
Less treasury common stock at cost: Shares: Jun. 30, 2013 – 639,643,135; Jun. 30, 2012 – 603,058,077; Mar. 31, 2013 – 631,661,551	(18,877)	(17,598)	(18,518)
Accumulated other comprehensive income (loss), net of taxes	(590)	(741)	(650)
Total stockholders’ equity	11,068	11,158	10,952
Total liabilities and stockholders’ equity	$19,398	$19,521	$19,701

Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Jun. 30, 2013	Jun. 30, 2012	Mar. 31, 2013
Cash flows from operating activities:
Net income	$660	$446	$362
Adjustments to net income:
Depreciation	221	241	228
Amortization of acquisition-related intangibles	85	86	85
Stock-based compensation	75	64	75
Gains on sales of assets	--	--	(3)
Deferred income taxes	(54)	21	15
Increase (decrease) from changes in:
Accounts receivable	(160)	(151)	(112)
Inventories	(20)	(32)	57
Prepaid expenses and other current assets	(304)	50	21
Accounts payable and accrued expenses	(36)	(77)	(244)
Accrued compensation	95	75	(154)
Income taxes payable	115	(103)	29
Changes in funded status of retirement plans	23	27	29
Other	(26)	28	(28)
Cash flows from operating activities	674	675	360

Cash flows from investing activities:
Capital expenditures	(97)	(146)	(84)
Proceeds from asset sales	--	--	18
Purchases of short-term investments	(1,866)	(415)	(536)
Proceeds from short-term investments	2,268	853	615
Purchases of long-term investments	(1)	--	--
Proceeds from long-term investments	6	29	9
Cash flows from investing activities	310	321	22

Cash flows from financing activities:
Proceeds from issuance of long-term debt	986	--	--
Repayment of debt and commercial paper borrowings	(1,500)	(575)	--
Dividends paid	(309)	(195)	(232)
Stock repurchases	(721)	(300)	(679)
Proceeds from common stock transactions	343	68	454
Excess tax benefit from share-based payments	11	5	52
Other	(7)	--	--
Cash flows from financing activities	(1,197)	(997)	(405)

Net change in cash and cash equivalents	(213)	(1)	(23)
Cash and cash equivalents, beginning of period	1,393	1,193	1,416
Cash and cash equivalents, end of period	$1,180	$1,192	$1,393

Certain amounts in prior periods' financial statements have been reclassified to conform to the current presentation.

2Q13 segment results

	2Q13	2Q12	Change	1Q13	Change
Analog:
Revenue	$1,745	$1,800	-3%	$1,648	6%
Operating profit	$416	$437	-5%	$300	39%
Embedded Processing:
Revenue	$618	$580	7%	$561	10%
Operating profit	$54	$52	4%	$7	671%
Other:
Revenue	$684	$955	-28%	$676	1%
Operating profit*	$436	$109	300%	$88	395%

*  Includes Acquisition charges and Restructuring charges/other.

Analog:  (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)
•
Compared with a year ago, revenue decreased primarily due to lower Power Management revenue.  High Performance Analog revenue also declined, while Silicon Valley Analog and High Volume Analog & Logic revenue were about even.

•	Compared with the prior quarter, revenue grew due to higher revenue from Silicon Valley Analog, High Volume Analog & Logic and High Performance Analog. Revenue from Power Management was about even.
•	Operating profit decreased from a year ago primarily due to lower revenue and associated gross profit. Operating profit increased from the prior quarter due to higher gross profit.

Embedded Processing:  (includes Processors, Microcontrollers and Connectivity)
•	Compared with the year-ago quarter, the increase in revenue was primarily due to higher Microcontrollers revenue. Revenue from Connectivity also increased, while Processors revenue was about even.
•	Compared with the prior quarter, revenue increased primarily due to Processors. Revenue from Microcontrollers and Connectivity also increased.
•	Operating profit increased from a year ago and from the prior quarter due to higher gross profit.

Other:  (includes DLP® products, custom ASIC products, calculators, royalties and legacy wireless products)
•
Compared with the year-ago quarter, revenue declined primarily due to lower revenue from legacy wireless products.  Revenue from custom ASIC products, DLP products and calculators also declined, while royalties increased.

•
Compared with the prior quarter, revenue was about even.  Revenue from calculators and DLP products increased.  Custom ASIC revenue was about even, and revenue from legacy wireless products and royalties declined.

•	Operating profit increased from both a year ago and the prior quarter due to a gain associated with the transfer of wireless connectivity technology.

Non-GAAP financial information

Revenue excluding legacy wireless

This release includes a reference to TI’s revenue excluding revenue from legacy wireless products.  This measure, which was not prepared in accordance with generally accepted accounting principles in the United States (GAAP), provides investors with insight into TI’s underlying business results and is supplemental to the comparable GAAP measure.

TEXAS INSTRUMENTS INCORPORATED
 (Millions of dollars)

	For Three Months Ended

	Jun. 30, 2013	Mar. 31, 2013	Change

Revenue (GAAP)	$3,047	$2,885	6%
Less legacy wireless revenue	148	210	-30%
TI Revenue less legacy wireless revenue (non-GAAP)	$2,899	$2,675	8%

Free cash flow

This release also includes references to free cash flow and various ratios based on that measure. These are financial measures that were not prepared in accordance with GAAP.  Free cash flow was calculated by subtracting Capital expenditures from the most directly comparable GAAP measure of Cash flows from operating activities (also referred to as Cash flow from operations).

The free cash flow measures were compared to the following GAAP items to determine the various non-GAAP ratios presented below and referred to in the release:  Revenue, Dividends paid and Stock repurchases.  Reconciliation to the most directly comparable GAAP-based ratios is provided in the table below.

The company believes these non-GAAP measures provide insight into its liquidity, its cash-generating capability and the amount of cash available to return to investors as well as insight into its financial performance.  These non-GAAP measures are supplemental to the comparable GAAP measures.

TEXAS INSTRUMENTS INCORPORATED
(Millions of dollars)

	For the Twelve Months Ended Jun. 30, 2013	Percentage of Revenue

Revenue	$12,301

Cash flow from operations (GAAP)	$3,323	27%
Less Capital expenditures	427	3%
Free cash flow (non-GAAP)	$2,896	24%

	For the Twelve Months Ended Jun. 30, 2013	Percentage of Cash Flow from Operations (GAAP)	Percentage of Free Cash Flow (Non-GAAP)

Dividends paid	$971	29%	34%
Stock repurchases	2,600	78%	90%
Total cash returned to shareholders	$3,571	107%	123%

Dividends paid and Stock repurchases as a percentage of free cash flow provided in the above chart do not sum to total cash returned to shareholders as a percentage of free cash flow due to rounding.

#   #   #

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial, consumer electronics and automotive;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation, communications and information technology networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel;
•	Timely implementation of new manufacturing technologies and installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services;
•	TI’s obligation to make principal and interest payments on its debt;
•
TI’s ability to successfully integrate and realize opportunities for growth from acquisitions, and our ability to realize our expectations regarding the amount and timing of restructuring charges and associated cost savings; and

•	Breaches of our information technology systems.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s Form 10-K for the year ended December 31, 2012.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors.  By employing the world’s brightest minds, TI creates innovations that shape the future of technology.  TI is helping more than 100,000 customers transform the future, today.  Learn more at www.ti.com.

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